EX-28.j.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Nationwide Mutual Funds and to the use of our report dated December 17, 2020 on the financial statements and financial highlights of Nationwide Mellon Disciplined Value Fund, a series of shares of beneficial interest in Nationwide Mutual Funds. Such financial statements and financial highlights appear in the October 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania

February 16, 2021